Exhibit 99.1

Hudson Technologies Announces PRELIMINARY THIRD quarter and nine month 2017 RESULTS pearl river, ny – OctOber 10, 2017 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced preliminary results for the third quarter and nine months ended September 30, 2017.

In conjunction with today’s closing of the Company’s acquisition of Airgas-Refrigerants, Inc., and given the proximity to the close of the third quarter of 2017, Hudson has chosen to provide a preliminary range of estimated earnings per share and revenues for the three and nine months ended September 30, 2017, as well as additional refrigerant pricing trend information.

The Company expects to report revenues for the three months ended September 30, 2017 of approximately $25 million and net income per share in the range of approximately $0.03 to $0.05 on a fully diluted basis. For the nine months ended September 30, 2017, Hudson expects to report revenues of approximately $116 million and net income per share of approximately $0.36 to $0.38 on a fully diluted basis. The anticipated results for the third quarter and nine months include non-recurring SG&A expense related to corporate development initiatives of approximately $1.0 million, or $0.01 per diluted share and $2.4 million, or $0.03 per diluted share, respectively.

As previously disclosed, entering the third quarter of this year Hudson expected declines in price and volume for all refrigerants. However, the magnitude of the decline was greater than previously anticipated. Notwithstanding these trends, the Company is expecting to achieve its gross margin target of 30% for the entire nine-month 2017 cooling season.

On a combined basis, assuming that third quarter 2017 included revenue from Airgas-Refrigerants, Inc. (“ARI”), pro forma consolidated revenue would have been approximately $57 million for the three months ended September 30, 2017.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented, “As we noted on our most recent conference call in August, following the close of the second quarter, we began to see a downturn in both volume and pricing for all refrigerants.  At that point R-22 prices had decreased to $18 per pound and the pricing pressure continued through the end of the 2017 cooling season, with R-22 prices declining further. We also indicated during that call that we were experiencing declining demand for all refrigerants and noted that we expected the price volatility for HFCs that occurred in the second quarter would end, and that HFC pricing would return to January 2017 levels. The pricing change for HFCs occurred faster than anticipated, also impacting our results for the third quarter.

“We are energized by the completion of our acquisition of ARI and confident about the long-term opportunities ahead for our combined Company related to the sale and reclamation of R-22 refrigerants as well as HFC refrigerants, as the industry continues its transition to next generation technology and equipment.  We expect to release our full third quarter results during the week of November 4 when we will also share the combined historical results and outlook for both businesses.”

The Company cautions that the preliminary financial results presented here are unaudited estimates. These estimates and trends may or may not be realized and they may be based upon judgments or assumptions that prove incorrect. These estimates have not been reviewed by the Company's Independent Registered Public Accounting Firm and are therefore subject to modification in the course of completing the Company's quarter-end financial review and completion of the Company's full financial results. The Company’s actual results may be materially different from its estimates.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the proposed ARI transaction; future financial and operating results of the company; and the company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2016 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the proposed ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com